CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM




We consent to the reference to our firm in the Registration Statement, (Form N-1A), and related Statement of Additional Information of the Value & Growth Portfolio , a series of the Texas Capital Value Funds, Inc. and to the inclusion of our report dated November 4, 2005 to the Shareholders and Board of Directors of the Texas Capital Value Funds, Inc.




	TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 31, 2006